Exhibit 99.1

Beefing Up Biosecurity

Highly Pathogenic Avian Influenza in dairy herds is telling of biosecurity needs in beef herds.

On March 25, the U.S. Department of Agriculture (USDA), the Food and Drug Administration (FDA) and the Center for Disease Control (CDC) announced the first reports of highly pathogenic avian influenza (HPAI) H5N1 infections in dairy cattle.

“Beef producers need to keep their eyes and ears open,” advises Kansas Animal Health Commissioner and State Veterinarian Justin Smith, DVM. While there are no reports of HPAI in beef cattle as of early May, he reminds “beef are bovine, and there is no reason to think there isn’t an opportunity for this virus to impact our beef industry.”

The H5N1 strain of the influenza A virus first appeared in U.S. commercial turkey and egg laying operations in February 2022, and has since affected nearly 91 million birds, including wild birds. In the previous HPAI H5N2 outbreak from 2014 to 2015, more than 50 million birds were culled.

Though much about the rapidly evolving H5N1 strain is under speculation, health officials confirm dairy cattle were infected by wild birds. When, why and how that mutation happened, remains unknown.

The first reported cases in dairy cattle originated in the Texas Panhandle and southwest Kansas. Facility-to-facility spread is believed to be mechanical — perhaps via service workers or truck conveyance. Recent evidence suggests there could be a respiratory component to the transmission. It should be noted, that recently diagnosed HPAI in dairy cows, and the exact transmission method of the virus is not fully understood.

To date, HPAI targets mid-to-late lactation dairy cows. Theories explaining why this class of animals is susceptible to infection include the combination of age with heavy lactation stress, as well as their proximity in tight quarters.

Symptoms are subtle, like low appetite, reduced milk production and abnormal milk appearance. In fact, biometrics on health and feed intake from electronic collars were first to detect the slight variances that prompted health officials to investigate. The virus was then located in mammary glands and raw milk.

Addressing concerns about consumer confidence in a safe milk supply, Dr. Smith assures in the efficacy of the food safety inspection program. “The pasteurized milk ordinance has been very effective, and it hasn’t failed us to this point,” he says. “There’s no reason to think that the pasteurization process won’t inactivate this virus.”

The FDA also issued an affirmation the commercial milk supply is safe on April 26, after a national sampling study confirmed pasteurization inactivates HPAI in milk.

“We have to caveat that raw milk consumption doesn’t carry that same level of assurance,” he adds. “We’re highly recommending people reevaluate their raw milk consumption at this point in time.”

To keep the spread at bay, the USDA Animal and Plant Health Inspection Service (APHIS) issued an order on April 29 requiring lactating dairy cattle to test negative for the virus prior to interstate travel. Laboratories and state veterinarians are required to report positive results to USDA-APHIS.

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Stepping up security

While biosecurity planning doesn’t eliminate outbreak altogether, it significantly reduces disease spread. Case in point, HPAI transfer from facility to facility during this outbreak is considerably less than in 2014 and 2015 due to tighter security.

Similarly, lines of defense in the swine industry have paid off tremendously in containing viruses like porcine reproductive and respiratory syndrome (PRRS) and porcine epidemic diarrhea (PED).

With these results, Smith says the proof is in the pudding that biosecurity planning is equally important for beef producers. “The best way to survive any one of these diseases is to not get the disease in the first place,” he says. “Biosecurity planning does that. It mitigates that risk.”

In efforts to safeguard against a foot and mouth disease (FMD) outbreak in the U.S., a USDA-funded cooperation of universities and producers developed the Secure Beef Supply (SBS) plan for business continuity. This template is designed for individual facilities to voluntarily establish their own biosecurity plan.

“Now is the time to implement a plan if you haven’t already,” Smith urges. In the face of fire, he warns there will not be time nor staff available to approve and rubberstamp a plan. If a disease threat is severe enough, state animal health authorities could initiate a stop order on all livestock transportation. Those with an SBS plan will be among the first allowed to transport livestock once that order has lifted.

To get started on an SBS plan, work with a veterinarian attuned to the process. The first step toward an approved plan is to obtain a premise ID number from the state animal health commission. Each commission is the approval source for an SBS plan.

There is also an SBS plan for feedyards to ensure continuity at the packing level during an outbreak. But, the plan does not have a traceability component. Smith sees a lot of value in U.S. CattleTrace for that reason. “The service they’re going to provide in an outbreak is going to be instrumental,” he says.

Also a voluntary program, U.S. CattleTrace collects data for disease traceability through RFID tags. Unlike the beef industry, almost every dairy animal is electronically tagged. And if HPAI does get bad for dairy herds, Smith says that industry is well poised to trace outbreaks because of that traceability component.

“The concept of electronically monitoring these tags greatly diminishes the errors that are associated with it [record keeping] and the speed and retrievability of it,” he says.

And from a deniability standpoint, tag metrics can also prove animals were not involved in an outbreak, allowing an operation to function as normal.

With much to learn about HPAI, and the possibility it will mutate to cause adverse effects in beef production, Smith suggests taking security precautions outlined in the Beef Quality Assurance (BQA) manual that were developed under SBS guidance.

“I can’t stress enough the importance of a secure food supply plan,” he says.

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Sidebar: Justin Smith, DVM, Bio

Serving as the Kansas Animal Health Commissioner and State Veterinarian, Justin Smith, DVM, leads a team of animal health officials at the Kansas Department of Agriculture Division of Animal Health. Dr. Smith and this agency oversee regulatory issues, disease surveillance and management and disease emergency response and preparedness.

The Kansas native earned his bachelor’s and Doctor of Veterinary Medicine degrees from Kansas State University. In his latest role, he uses his range of experiences gained from over 15 years as a large animal veterinarian practitioner, 10-plus years as a manager of a large cow-calf/stocker ranch, and service as a livestock production extension agent.

During his tenure as the Animal Health Commissioner, Kansas has been a leader and innovator when it comes to response planning for a large-scale animal disease event. He currently lives in Manhattan, Kansas, with his wife, Donna, surrounded by grandkids. He enjoys the outdoors, hobby farming and watching the grandkids excel.

Sidebar: Helpful links

•	Secure Beef Supply: securebeef.org
•	U.S. CattleTrace: uscattletrace.org
•	Kansas Department of Agriculture: agriculture.ks.gov
•	USDA APHIS: aphis.usda.gov

First Quarter Grid Performance

Kansas Grid Summary

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the first quarter (Q1) of fiscal year 2024 is summarized in Table 1 on page 7.

The week of Jan. 8 brought a significant blizzard to many feedlots in the High Plains region. This led to muddy pen conditions which dropped yield, or dressing percentage, to as low as 62.5% for the week ending Feb. 3. Then, yields steadily increased for the remainder of Q1, and during March, surpassed where they were a year earlier. Figure 1 shows weekly average yields for USPB cattle. Even with such a strong recovery, February yields pulled the average down to the lowest Q1 in 17 years. Average live and carcass weights for Q1 were the lightest during the past five years. Both categories saw dramatic improvements during February and March, which is very contra-seasonal. Figure 2 shows USPB weekly average carcass weights for three years. The industry average, reported by USDA, is also shown for this year and demonstrates a similar trend across the industry.

USPB cattle harvested during Q1 were heavier when they were placed on feed into the feedlot. The first quarter is known for harvesting cattle that were placed heavier and are older. Yet, days fed was the highest for any Q1 on record. More days could certainly be due to the weather and poor pen conditions. Apparent average daily gain was the lowest in more than 13 years.

The Kansas cash market steadily increased over $15/cwt from beginning to end of Q1. A strengthening fed market and high cost of feeder cattle replacements further encouraged feedlots to keep existing cattle on feed longer.

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Hardbone percentage was the third highest on record at 1.27%, and “Over 30 months” percentage was the highest in company history at 3.15%. Again, Q1 is typically known for harvesting older cattle before new-crop calves begin in Q2. These age-related discounts can begin to weigh on the total reward for quality grade.

Fortunately, the first quarter is known for higher quality grade. Choice and Prime, Prime and Certified Angus Beef® (CAB®) percentages were all within the top 10% of all USPB quarterly averages on record. Softer premiums in the marketplace decreased quality grade premium per head significantly, but was similar to Q1 of 2022.

Figure 3 tracks quarterly quality grade premium per head. Throughout company history, average quality grade premium per head tends to be lowest in Q1 Yield benefit per head was about half what it was the previous quarter and a year ago. Figure 4 shows yield benefit per quarter. So far in Q2, yield benefit has rebounded and is well above average.

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The decrease in carcass weights reduced the percentage of carcasses weighing 1,101 pounds or greater. However, it also increased lightweights, which was further amplified by the grid change in September 2023 when lightweights increased from 575 to 650 pounds. As a result, lightweight percentage was record high in Q1, and the total discount for outweights was higher than a year ago.

Total premium was $42.48 per head more than if the cattle were sold on the cash, live market in Kansas. The USPB premium was significantly lower, but remained above the overall total company average. This decrease was driven by the drop in quality grade premium per head and less yield benefit.

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Iowa Grid Summary

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2 on page 8.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1/cwt formula allowance added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region, on a different grid.

Winter weather is usually a significant challenge for Cornbelt feedlots with outdoor pens. Yet, poor pen conditions were not as extreme as in the High Plains. Plus, some Cornbelt cattle are finished in confinement barns or have added shelter. As a result, yields were higher on the Iowa grid. Typically, yields are lowest in the winter months of Q4 and Q1.

Generally, yields are typically lower for cattle on the Iowa grid compared to those delivered to Kansas plants. This is due to several reasons. Most Iowa grid cattle are weighed at the plant, immediately after unloading, on a ground scale with 0% pencil shrink. Cornbelt feedlots also tend to feed wetter rations, which can also decrease yield.

Again, all cattle at the Iowa plant are black-hided, while Kansas plants harvest more crossbred cattle which are traditionally known for higher dressing percentage.

Prime percentage of Iowa grid cattle was record high at an impressive 31.11%. This is more than three times the national average for all cattle graded by USDA across the U.S. Both are shown in Figure 5. The percentage of USPB carcasses grading Choice and Prime was third highest of the 17 total quarters since the grid was initiated. On average, Q1 quality grades have been the highest, seasonally.

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Similar to Kansas grid cattle, “Over 30 months” percentage was the second highest at 3.87%. Apparent average daily gain was also the lowest.

Yield Grade (YG) 4 percentage was record high. However, YG 5s were similar to the previous quarter and a year ago — likely due to sorting. Most Cornbelt feeders who deliver on the Iowa grid sort pens into multiple delivery groups according to visual backfat appraisal. Iowa grid carcasses have significantly fatter yield grades than Kansas. However, the plant average threshold on the Iowa grid is also significantly higher than Kansas. As a result, YG premium per head was positive, or at a premium, during Q1.

Quality grade premium per head, shown in Figure 6, was slightly lower in Q1. This was limited by the lower premiums available in the marketplace for higher quality grades.

Total premium per head, shown in Figure 7, was also lower. Note that quality grade premium per head makes up much of the overall, total premium per head on the Iowa grid. Recently, base carcass price on the Iowa grid has been strong compared to the Kansas grid.

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Please call 866-877-2525 if you have an interest in delivering black-hided cattle on the USPB grid at the Tama plant.

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First Quarter Financial Results

USPB has closed its books for the first quarter of fiscal year 2024 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 30, 2024, USPB recorded a net loss of $0.7 million compared to net income of $7.4 million in the same period in the prior year, a decrease of approximately $8.1 million. The decrease was the result of lower net income at National Beef Packing Co., LLC (National Beef).

For the first quarter, National Beef recorded a net loss of $3.5 million, a decrease of $54.9 million compared to the same period a year ago. Lower per unit beef processing margins led to a decrease in overall profitability in the 2024 period, as compared to the 2023 period.

During the first quarter of 2024, USPB producers delivered 194,162 head of cattle through USPB to National Beef. The average gross premiums for all of the cattle delivered was $43.52 per head, with the top 25% and 50% receiving premiums of $106.04 and $83.09, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

U.S. Cattle Trace: Also Part of the Plan

The Webster’s Desk Dictionary of the English Language defines disease as “a condition of the body in which there is incorrect function.”

Diseases happen, mutate and change course quickly. Disease prevention, treatment and control has been part of sound animal husbandry practices for as long as cattle have roamed the planet. Diseases are caused by viruses, bacteria and a host of other pathogenic organisms. Dealing with various diseases is paramount to a successful livestock operation.

The importance of having an approved biosecurity system in place is discussed in “Beefing Up Biosecurity” on page 1 of this newsletter. In the event of a severe disease situation entering your area, having a Secure Beef Supply (SBS) plan in place will put your operation in a better position to survive disease threats.

The recent discovery of highly pathogenic avian influenza (HPAI) in dairy cattle has elevated the discussion of biosecurity and traceability in beef circles. HPAI has harmed the poultry industry in very much the same fashion foot and mouth disease (FMD) would cause havoc in the beef industry.

The U.S. Department of Agriculture (USDA) Animal and Plant Health Inspection Service (APHIS) has established traceability regulations in the 9th edition of the Code of Federal Regulations, Part 86 (9 CFR Part 86), Traceability for Livestock Moving Interstate. The purpose of the regulations is to improve the ability of animal health officials to trace livestock in the event severe disease is found.

A key ingredient of a biosecurity plan is identification and traceability of affected animals. Individual animal identification is a crucial part of disease traceback, and a key ingredient in biosecurity planning. Individual animal identification and traceability goes hand-in-hand with an SBS plan. A way to accomplish a high-level traceability plan is to become a participating member of U.S. CattleTrace (USCT).

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According to Executive Director Callahan Grund, USCT is a not-for-profit, producer-led organization that was created in 2018 to establish an industry-driven program for animal disease traceability. As part of USDA-APHIS regulations, “840” is the numeric country code established for the United States. A 12-digit numeric code follows 840 as the animal’s individual identification number.

The USCT system is designed to confidentially trace cattle as they move through production systems. Data is shared with the USDA on an as-need basis. USCT utilizes low and high frequency electronic identification (EID) tags, which are read at various contact points in the beef production chain. A contact point is anywhere that has the necessary equipment to read the EID tags.

This could be a ranch, salebarn, feedlot, etc. This contact tracing system was created by academia and producers as a voluntary way to effectively collect an animal’s identification faster than that of currently available systems. The goal of USTC is to collect and trace data to rapidly identify cattle origin, thus (hopefully) shortening the period of time livestock transport is closed, if necessary.

USCT offers the industry individual animal traceback at the speed of commerce. The system is designed to provide animal health officials with a quicker and more detailed response on the origin of tagged cattle. Every time the tags of enrolled animals are read at a participating salebarn, feedlot or comingling point (contact point), USCT records the animal’s tag number, date, time and GPS location. No personal information (name, address, etc.) is collected by USCT. With this system, information that took days and weeks to trace can be done in minutes.

Grund advises producers to visit with their local veterinarian about implementing an animal traceability and biosecurity system. USCT systems are now in place to read ear tags at many livestock auction facilities, feedyards and packing facilities.

Enrolling in USCT is simple. Any EID ear tag is compatible with USCT’s systems. An 840 EID tag can be ordered from several places, including local veterinarians, animal health suppliers and your state’s Department of Agriculture. Prior to enrolling, obtaining a Premise ID from the State Animal Health Commission is necessary. Once the Premise ID has been obtained and the tags recorded with USCT, the tags are typically installed at the originating ranch. If necessary, traceback procedures are carried out by state animal health commissions instead of USCT.

The U.S. and India are the two largest countries without a mandatory traceback system for livestock. In addition to disease traceability, the lack of a traceback system has negative implications for the U.S. in the export marketplace. Canada has a mandatory traceability system, implemented following the discovery of BSE in 2003. Mexico has a voluntary traceback system.

Participation in USCT is simple. Many industry organizations are supporters of USCT. The National Cattlemen’s Beef Association has USCT participation as part of their long-range plan.

Visit uscattletrace.org for more information.

Turning Profits in Tama

Karl Fox Feedlots finds new marketing and harvesting opportunities at Iowa Premium.

In the north-central town of New Haven, Iowa, Karl Fox farms on land his great-grandfather settled nearly 150 years ago. Back then, the area was rife with prairie grass and one-room schools.

Karl Fox, who started with a farrow-to-finish operation, eventually branched into the cattle scene to form Karl Fox Feedlots. In a region with a short growing season, it proved advantageous to enter the cattle feeding sector to utilize high-moisture corn for superior digestibility.

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No stranger to grid marketing, Fox had followed the growth of USPB, but did not think it was a feasible option for his operation, due to the distance to harvest in southwest Kansas plants. Things changed when he learned cattle marketed on the USPB grid were able to be harvested at Iowa Premium, a National Beef facility in Tama, Iowa.

“We learned that U.S. Premium Beef was harvesting cattle at the Tama facility. That happened to be only 70 miles from our feedlot,” Fox recalls. “So, we made the call and initiated the paperwork, and we’ve been smiling happily [since].”

Within weeks, Karl Fox Feedlots began marketing finished cattle to USPB at Iowa Premium. And it’s changed his business forever.

More possibilities

After switching to USPB’s grid pricing system, which is unique and competitive within the industry, Fox immediately saw higher returns.

“The first customer cattle that I sent to USPB were spayed heifers. We took them to an average carcass weight of 916 pounds. They actually beat the steer mates who were also grazed at a yearling program in southeast Montana by 36 pounds. They increased profitability to the triple digit level,” he says.

Fox can provide customers with feedlot performance and carcass data on all USPB cattle delivered to Tama. The information provides a roadmap for improvement, guiding producers to make better decisions and apply better genetics to their cattle in the future.

“The threshold allowance for yield grade 4s and 5s has allowed us to maximize gains and increase carcass weights to a level which cannot be denied,” Fox says. “It’s all about maximizing pounds and the potential in every animal that’s arriving at our feedyard.”

Being a part of USPB is rewarding for Fox, and all those involved at his business. They continue to see growth and improvement in all cattle that pass through the feedyard.

“We have the ability now to send a pen of cattle that grades 52% Prime,” he says. “We were able to do that last year, right at the end of my father’s 89 years of life. So, with pride, we showed him that we youngsters can do exactly what he used to.”

FY 2023 USPB Annual Meeting Highlights

On a picture-perfect day, a record number attended the USPB fiscal year 2023 annual meeting in Dodge City, Kansas. USPB Board Chairman Mark Gardiner welcomed attendees and commented on the positive results of the year, due to a combination of member commitment, the focus and efficiency of National Beef and the motivation and experience of USPB staff.

National Beef details were provided by CEO Tim Klein, Chief Operating Officer Monte Lowe and Chief Financial Officer Simon McGee. Klein, who has attended all 26 USPB annual meetings, commented on the synergistic relationship between National Beef and USPB producers. Clearly 2023 was not a record year, he acknowledged. It will, however, be remembered as a year in which consumer demand was maintained, even as prices increased. This is a testament to National Beef’s reputation as a supplier of high-quality beef, and the quality cattle delivered to National Beef from USPB producers.

Klein pointed out that although earnings were higher in recent years, the company invested heavily in its beef slaughter and fabrication facilities in Dodge City and Liberal, Kansas, and Tama, Iowa. As such, the plants are in great shape, highly efficient and ready for the next few years which are projected to provide tighter fed cattle supplies. The company has been built on its reputation for running efficient slaughter and processing facilities and being very competitive.

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National Beef has recently brought on young, talented employees who will continue to move the company forward. The core business of National Beef is beef processing and fabrication. The other support areas evolve around this center. National continues to be an industry leader and very focused in value-added beef products, sold both domestically and internationally. Higher grading products have set well with consumers, especially upper USDA Choice, Prime and value-added products such as Certified Angus Beef®.

Klein detailed enhanced company operations in all slaughter facilities, and mentioned these improvements are due to the employees who are very observant and quick to recommend improvements. These operations will enhance longevity and animal welfare. The Dodge City facility has added to its ground beef brick and patty lines. The hide-on carcass wash is working above expectations. Enhanced air flow is contributing to cleanliness and employee safety.

Klein also reported on enhancements at the North Baltimore, Ohio, ground beef facility; case-ready plants in Georgia and Pennsylvania; and the Kansas City Steak Company. National Beef Leathers in St. Joseph, Missouri, processes approximately 55,000 hides per week. National Carriers is the company’s freight line, which includes both refrigerated and livestock trailers.

During USPB’s business meeting, CEO Stan Linville detailed deliveries of cattle, related to company strategy. CFO Scott Miller detailed the company’s financial performance, and Vice President of Field Operations Brian Bertelsen rounded out the meeting with a report of cattle and carcass performance.

Two members were elected to serve on the USPB Board of Directors. Dr. Randall Spare of Ashland, Kansas, was elected to begin serving a three-year term. Jeff Sternberger of Garden City, Kansas, was re-elected for a three-year term.

Retiring board member Rex McCloy of Morse, Texas, began serving on the USPB board in 2005. In honoring Rex, Board Chairman Mark Gardiner thanked Rex for his service, and referred to him as a very observant, astute board member who served members exceptionally well. “I’m honored to have served with him and call him my friend,” Gardiner said.

Following dinner, attendees enjoyed a presentation from Dr. Nevil Speer, an industry consultant and author of many white papers and news columns. He complimented USPB members on their leadership for pioneering value-based grid marketing by listening to consumer desires and helping to increase the quality of American beef.

Don’t Forget

•	May is Beef Month! Check with your state’s beef council for activities in your area. Recipes and checkoff related information can be found at beefitswhatsfordinner.com.
•	Has your contact information changed? If so, please notify USPB at uspb@uspb.com.
•	Contact the USPB office for help leasing your unused Class A delivery rights.
•	We can supply you with the USPB Transfer on Death (TOD) form, which can be used with your existing estate planning documents. Please call the office at 866-877-2525 for more information.

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